POMONA INVESTMENT FUND
780 Third Avenue, 46th Floor
New York, NY 10017

Supplement No. 1 to
Pomona Investment Fund’s Offer to Purchase

Class A Shares, Class I Shares, and Class M2 Shares

Dated October 21, 2022

If you wish to remain invested in the Fund, please disregard this notice.

This is simply a notification relating to the Fund’s tender offer.

The Offer Will Expire at
11:59 p.m., Eastern Time, on November 7, 2022,
and the Withdrawal Rights Will Expire at
11:59 p.m., Eastern Time, on December 26, 2022
Unless the Offer is Extended

To the Shareholders of Pomona Investment Fund:

This Supplement No. 1 (this “Supplement”) hereby supplements and amends the information previously provided in the Offer to Purchase, dated September 22, 2022 (the “Original Offer to Purchase” and, together with this Supplement, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), and the related Form of Letter of Transmittal of Pomona Investment Fund (the “Fund”). This Supplement should be read in conjunction with the Original Offer to Purchase. To the extent there are any conflicts between the information in this Supplement and the information in the Original Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer to Purchase.

The Fund has determined to extend the Expiration Date of the Offer from 11:59 p.m., Eastern Time, on October 17, 2022, to 11:59 p.m., Eastern Time, on November 7, 2022, unless further extended by the Fund. Therefore, the Schedule TO is hereby amended and supplemented to replace all references to an Expiration Date of 11:59 p.m., Eastern Time, on October 17, 2022, with references to an Expiration Date of 11:59 p.m., Eastern Time, on November 7, 2022.

No change will be made to the Valuation Date as a result of the extension of the Expiration Date. Accordingly, the Valuation Date will remain December 31, 2022, or such later date as may be determined by the Fund if the Offer is further extended.

Except for the foregoing amendments, all other terms of the Offer, as described in the Original Offer to Purchase and related Form of Letter of Transmittal, remain the same. Shareholders who have previously tendered (and not withdrawn) their Shares are not required to take any further action as a result of this extension of the Expiration Date. If you are not interested in selling your Shares at this time, no action is necessary.

IMPORTANT

None of the Fund, Pomona Management LLC, the Fund’s investment adviser, or the Board of Trustees of the Fund makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares and, if so, the portion of their Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the letter of transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund or access at https://www.sec.gov/edgar/browse/?CIK=1616203:

Pomona Investment Fund
P.O. Box 219286
Kansas City, MO 64121-9286|
Tel: 1-844-2POMONA

October 21, 2022